INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-3400, No. 33-57308, No. 33-59697, No. 333-36497 and No. 333-61816 of Ameron International Corporation on Form S-8 of our reports dated February 6, 2002, appearing in and incorporated by reference in this Annual Report on Form 10-K of Ameron International Corporation for the year ended November 30, 2001.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 26, 2002

EXHIBIT 23